UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 19, 2003

U.S. Gold Corporation
(Exact Name of Registrant as Specified in Charter)

Colorado	1-02714	84-1533604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Kipling Street, Suite 100, Lakewood, CO 80215-1545
(Address of Principal Executive Office)

(303) 238-1438
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

On September 19, 2003, the Board of Directors of U.S. Gold Corporation (the “Corporation”) granted stock options to two directors of the Corporation under the Corporation’s Non-Qualified Stock Option and Stock Grant Plan, as amended (the “Plan”) as follows:

Mr. Peter Bojtos, a director of the Corporation, was granted a stock option to purchase an aggregate of 100,000 shares of common stock of the Corporation under the Plan at an exercise price of $0.56 per share (the closing market price of the Corporation’s common stock on September 19, 2003). Mr. Bojtos’ option is exercisable on or after March 20, 2004 and through September 19, 2008. Mr. Bojtos does not otherwise own common stock or derivative securities of the Corporation either directly or indirectly.

Mr. Curtis Deane, a director of the Corporation, was granted a stock option to purchase an aggregate of 100,000 shares of common stock of the Corporation under the Plan at an exercise price of $0.56 per share (the closing market price of the Corporation’s common stock on September 19, 2003). Mr. Deane’s option is exercisable on or after March 20, 2004 and through September 19, 2008. Mr. Deane does not otherwise hold common stock of or derivatives of securities of the Corporation either directly or indirectly. Mr. Deane is an employee of BNP Paribas. BNP Paribas is an affiliate of French American Banking Corporation which is the owner of 2,197,265 shares of the Corporation’s common stock, or approximately 12.6% of the outstanding shares of the Corporation. Mr. Deane disclaims beneficial ownership of the shares owned by French American Banking Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. GOLD CORPORATION By: /s/ William W. Reid —————————————— William W. Reid President

DATE: September 23, 2003